                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

                             AMENDMENT ACT OF 1934


Filed by the Registrant  [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 14a-11(c) or Section 14a-12


                              MYCOGEN CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(l)(ii), 14a-6(i)(1), or 14a-6(i)(2).
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------

     (3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------

Notes:

                              MYCOGEN CORPORATION



                           NOTICE OF ANNUAL MEETING

                                      AND

                                PROXY STATEMENT

                              MYCOGEN CORPORATION

                                                               NOVEMBER 15, 1995
     To the Stockholders of MYCOGEN CORPORATION:

     You are cordially invited to attend the Annual Meeting of the Stockholders of Mycogen Corporation, to be held on Thursday, December 14, 1995 at 10:00 a.m. at Mycogen Corporation's headquarters located at 5501 Oberlin Drive, San Diego, CA 92121-1718.

     Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

     If you do not plan to attend the Annual Meeting, please sign, date, and return the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

     We look forward to seeing you at the Annual Meeting.


                                        /s/ Jerry Caulder
     San Diego, California              Jerry Caulder
                                        Chairman and Chief Executive Officer




                            YOUR VOTE IS IMPORTANT

     In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States).

                              MYCOGEN CORPORATION
                              5501 OBERLIN DRIVE
                       SAN DIEGO, CALIFORNIA 92121-1718
                                ______________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                   ----------------------------------------
                         TO BE HELD DECEMBER 14, 1995
                                ______________

     To the Stockholders of  MYCOGEN CORPORATION:

     The Annual Meeting of Stockholders of Mycogen Corporation (the "Company") will be held at the headquarters of Mycogen Corporation, 5501 Oberlin Drive, San Diego, California 92121-1718 on Thursday, December 14, 1995 at 10:00 a.m. (the "Annual Meeting") for the following purposes:

      1. To elect the Board of Directors to serve until the next Annual Meeting and until their successors are elected and qualified;

      2. To approve the implementation of the 1995 Employee Stock Purchase Plan, pursuant to which 250,000 shares of Common Stock will be reserved for issuance;

      3. To ratify the non-statutory stock option grants for 20,000 shares of Common Stock made under the Company's Automatic Grant Program to each of three non-employee Board members;

      4. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending August 31, 1996; and

      5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Any stockholders of record at the close of business on October 30, 1995 will be entitled to vote at the Annual Meeting and at any adjournment thereof. The transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company. If you do not plan to attend the Annual Meeting in person, please sign, date and return the enclosed proxy in the envelope provided. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. The prompt return of your proxy will assist us in preparing for the Annual Meeting.

                                   By Order of the Board of Directors


                                   /s/ Carlton J. Eibl
                                   Carlton J. Eibl as Secretary

     San Diego, California
     November 15, 1995

                              MYCOGEN CORPORATION
                              5501 Oberlin Drive
                       San Diego, California 92121-1718
                            _______________________

                                PROXY STATEMENT
                            _______________________
                    For the Annual Meeting of Stockholders
                                  To Be Held
                               December 14, 1995

                                    GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board of Directors") of Mycogen Corporation, a California corporation (the "Company"), for use at the Annual Meeting of stockholders to be held on December 14, 1995 (the "Annual Meeting"). The Annual Meeting will be held at 10:00 a.m. at the headquarters of Mycogen Corporation, 5501 Oberlin Drive, San Diego, California 92121-1718. Stockholders of record on October 30, 1995 will be entitled to notice of and to vote at the Annual Meeting.

     This Proxy Statement and accompanying proxy (the "Proxy") were first mailed to stockholders on or about November 15, 1995.

VOTING

     On October 30, 1995, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 19,466,821 shares of Common Stock outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. In the election of directors, the six candidates receiving the highest number of affirmative votes will be elected. Proposals 2, 3 and 4 each require (i) the affirmative vote of a majority of the shares present and entitled to vote and (ii) the affirmative vote of a majority of the required quorum for approval. Thus, abstentions and broker non-votes can have the effect of preventing approval of a proposal where the number of affirmative votes, though a majority of the votes cast, do not constitute a majority of the required quorum.

REVOCABILITY OF PROXIES

     Any person giving a proxy has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 5501 Oberlin Drive, San Diego, California 92121-1718, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

SOLICITATION

     The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

FISCAL YEAR

     All references herein to a particular year refer to the Company's fiscal year which ends or ended August 31 of the year indicated.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The persons named below are nominees for director to serve until the next Annual Meeting and until their successors have been elected and qualified. The Company's Bylaws provide that the authorized number of directors shall be determined by resolution of the Board of Directors or by the stockholders at the Annual Meeting. The authorized number of directors is currently between 5 and
9. The Board of Directors has selected 6 nominees, all of whom are currently directors of the Company. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. The 6 candidates receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company.

NOMINEES

     The following table sets forth information regarding the nominees.

                                                                                    YEAR FIRST ELECTED
     NAME/1/                        POSITIONS AND OFFICES HELD                           DIRECTOR

     Thomas J. Cable                Director                                               1983

     Jerry D. Caulder, Ph.D.        Chairman, Chief Executive Officer and Director         1984

     George R. Hill, Ph.D.          Director                                               1993

     Kenneth H. Hopping             Director                                               1995

     David H. Rammler, Ph.D.        Director                                               1983

     A. John Speziale, Ph.D.        Director                                               1986

     _____________________________
     /1/ All directors, except Jerry D. Caulder, are members of both the Audit and Compensation Committees.

BUSINESS EXPERIENCE OF DIRECTORS

     Mr. Cable, 56, has served as a director of the Company since September 1983. Mr. Cable was founder of the venture capital firm of Cable & Howse Ventures, Inc. and has served as principal with that firm since 1982. Mr. Cable is a director of Endosonics Corporation, a medical products company; Fischer Imaging Corporation, a medical X-ray equipment company; and Ostex International, a medical products company.

     Dr. Caulder, 53, joined the Company in September 1984, as President, Chief Executive Officer and a director, and has served as Chairman of the Board since July 1989. Dr. Caulder currently serves as Chairman and Chief Executive Officer of the Company. Prior to joining the Company, Dr. Caulder spent over 15 years with Monsanto Company ("Monsanto"). While at Monsanto, Dr. Caulder managed various aspects of both the international and domestic business of Monsanto Agricultural Products Company ("APC") serving as Director, Product Development Worldwide; Director, Market Research Worldwide; and Director, Latin America.
His last position at Monsanto was as Director of New Business and Commercial Development for biotechnology. Dr. Caulder is a director of Applied Genetics, a health care company, and of Environmental Science & Engineering , an environmental remediation company.

     Dr. Hill, 54, has served as a director of the Company since April 1993. Since 1987, Dr. Hill has served as a Senior Vice President of The Lubrizol Corporation ("Lubrizol"). Prior to serving in that position, Dr. Hill served at Lubrizol as Vice President of Research and Development (1984 through 1987) and Assistant to the Vice President of Research and Development (1983 through 1984). Dr. Hill is a director of the Lamson and Sessions Company and serves on the Board of Directors of Lake Erie College, on the Advisory Committee of Case Western Reserve University, the Visiting Committee of the University of Akron and the Visiting Committees of Chemistry and Chemical Engineering at Case Western University and Carnegie Mellon University, respectively.

     Mr. Hopping, 49, has served as a director of the Company since July, 1995. Mr. Hopping has served as Vice President and Secretary of Lubrizol since 1991. Prior to serving in that position, Mr. Hopping served as Senior Vice President of Marketing and Product Development (1988-1991); Division Head, Corporate Communications (1987-1988); General Manager, Houston Plants (1983-1987); and Manager, Raw Materials Purchasing (1981-1983).

     Dr. Rammler, 67, a founder of the Company, served as the Chairman of the Board from the Company's inception until July 1989. Dr. Rammler is a general partner of Vanguard Associates, a venture capital firm, and has served in that position since 1981. Dr. Rammler is a director of Endosonics Corporation, a medical products company, and a director of several private companies.

     Dr. Speziale, 79, has served as a director of the Company since February 1986. Dr. Speziale has been a principal in A. John Speziale Associates, a chemistry and agricultural consulting firm, since 1980. Prior to that time, Dr. Speziale worked for 32 years with Monsanto serving in various research positions, including Research Director of APC. Dr. Speziale is a director of EO Systems, Inc., a privately held waste management company.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of four meetings during the fiscal year ended August 31, 1995. The Company has an Audit Committee and a Compensation Committee of the Board of Directors. The Company does not have a Nominating Committee or a committee that performs the functions of a Nominating Committee. The Audit Committee was established in 1987 and is primarily responsible for reviewing the financial reporting process and the Company's internal accounting controls, and approving the services performed by, and the independence of, the Company's auditors. The Audit Committee currently consists of Thomas J. Cable, George R. Hill, Kenneth H. Hopping, David H. Rammler and A. John Speziale. The Audit Committee held a total of three meetings during the fiscal year ended August 31, 1995. The Compensation Committee was established in 1985 and reviews and approves the Company's compensation policy. The Compensation Committee currently consists of Thomas J. Cable, George R. Hill, Kenneth H. Hopping, David H. Rammler and A. John Speziale. The Compensation Committee held a total of four meetings during the fiscal year ended August 31, 1995.

     All nominees for the Board of Directors attended seventy-five percent (75%) or more of the aggregate meetings of the Board of Directors and the Board Committees on which they served in 1995, except Dr. Rammler, who, due to a death in his family, was unable to attend one Board of Director's meeting and the Compensation and Audit Committee meetings held on the same day. Immediately after the July 21, 1995 Board of Directors, Audit and Compensation Committee meetings, the Company's Chief Executive Officer telephoned Dr. Rammler and discussed with him the contents of those meetings.

DIRECTOR COMPENSATION

     Non-employee members of the Board of Directors are each paid an annual retainer fee of $12,000 plus reimbursement of all out-of-pocket costs incurred in connection with their attendance at Board of Directors, Audit Committee or Compensation Committee meetings. Each non-employee Board of Directors member will automatically receive an option grant for 5,000 shares of Common Stock under the Company's 1992 Stock Option Plan on the date of each Annual Stockholders Meeting at which such non-employee board of directors member is re-elected to the Board of Directors. Also, each individual who first becomes a non-employee Director, whether through election by the stockholders or appointment by the Board of Directors, will automatically be granted, at the time of such initial election or appointment, a non-statutory stock option to purchase 20,000 shares of Common Stock. Each automatic grant will have an exercise price per share equal to the fair market value of the Common Stock on the grant date. Accordingly, on April 20, 1994, the date of the 1994 Annual Stockholders Meeting, Messrs. Cable, Hill, Rammler and Speziale each received an automatic option grant for 5,000 shares with an exercise price of $9.50 per share. On July 21, 1995 when Mr. Hopping first joined the Board of Directors, he received an automatic option grant for 20,000 shares of Common Stock with an exercise price of $8.25 per share. For a summary of the remaining terms and conditions of these automatic grants, see "Proposal No. 2--Ratification of Automatic Stock Option Grants" below.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends a vote FOR the nominees listed herein.

                                PROPOSAL NO. 2


                           APPROVAL OF 1995 EMPLOYEE
                              STOCK PURCHASE PLAN

INTRODUCTION

     The Company's stockholders are being asked to approve the implementation of the 1995 Employee Stock Purchase Plan (the "1995 Purchase Plan"), pursuant to which 250,000 shares of Common Stock will be reserved for issuance. The 1995 Purchase Plan is intended to serve as the successor to the Company's existing 1988 Employee Stock Purchase Plan (the "Predecessor Plan"). Accordingly, if the stockholders approve the 1995 Purchase Plan, the Predecessor Plan, together with all outstanding purchase rights thereunder, will terminate with the quarterly purchase period ending on November 30, 1995, and no further shares of Common Stock will be issued under the Predecessor Plan after that date. However, the share reserve remaining under the Predecessor Plan after the November 30, 1995 purchase date (estimated to be 178,000 shares) will be transferred to the new 1995 Purchase Plan and will form part of the 250,000 shares reserved for issuance thereunder.

     The 1995 Purchase Plan is intended to provide eligible employees of the Company and its participating affiliates with the opportunity to acquire a proprietary interest in the Company through participation in a payroll-deduction based employee stock purchase program. The 1995 Purchase Plan was adopted by the Board of Directors on October 19, 1995 and will become effective on December 1, 1995 (the "Effective Date"), provided the 1995 Purchase Plan is approved by the stockholders at the Annual Meeting.

     The following is a summary of the principal features of the 1995 Purchase Plan. The summary, however, does not purport to be a complete description of all the provisions of the 1995 Purchase Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Company's Secretary at the Company's principal executive offices in San Diego, California.

SHARE RESERVE

     250,000 shares of Common Stock have been reserved for issuance over the ten
(10) year term of the 1995 Purchase Plan.  This share reserve is comprised of
(i) the estimated 178,000 shares of Common Stock which will remain available for issuance under the Predecessor Plan following the close of the current purchase period thereunder on November 30, 1995, plus (ii) an additional increase of approximately 72,000 shares of Common Stock.

     In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the class and maximum number of securities issuable under the 1995 Purchase Plan, including the class and maximum number of securities purchasable per participant on any one purchase date, and (ii) the class and number of securities subject to each outstanding purchase right and the purchase price payable per share thereunder.

PLAN ADMINISTRATION

     The 1995 Purchase Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee, as Plan Administrator, will have full authority to adopt such rules and procedures as it may deem necessary for proper plan administration and to interpret the provisions of the 1995 Purchase Plan. All costs and expenses incurred in plan administration will be paid by the Company without charge to participants.

OFFERING PERIODS AND PURCHASE PERIODS

     The 1995 Purchase Plan will be implemented in a series of successive purchase periods, each of six (6) months duration. The initial purchase period will begin December 1, 1995 and end May 31, 1996, and subsequent purchase periods will run from the first business day of June to the last business day in November each year and from the first business day of December each year to the last business day in May of the following year.

ELIGIBILITY

     Each individual who is expected on a regularly scheduled basis to work more than 20 hours per week for more than five (5) months per calendar year in the employ of the Company or any participating affiliate may join the 1995 Purchase Plan on the start date of any purchase period following his or her completion of one (1) month of continuous service with the Company or any affiliate.

     Participating affiliates include any parent or subsidiary corporations of the Company, whether now existing or hereafter organized, which elect, with the approval of the Plan Administrator, to extend the benefits of the 1995 Purchase Plan to their eligible employees. The Company, together with the following subsidiaries, will be the initial participating employers in the 1995 Purchase
Plan: Agrigenetics, Inc.; Mycogen Crop Protection, Inc.; Mycogen Canada, Inc.; and Mycogen Plant Sciences-Puerto Rico Corporation.

     As of October 31, 1995, approximately 600 employees, including seven (7) executive officers, would be eligible to participate in the 1995 Purchase Plan.

PURCHASE PROVISIONS

     The participant will be granted a separate purchase right for each purchase period in which he or she participates. The purchase right will be granted on the start date of the purchase period and will be automatically exercised on the last business day of that period.

     Each participant may authorize period payroll deductions in any multiple of one percent (1%) of his or her base salary, up to a maximum of fifteen percent (15%). On the last business day of each purchase period, the accumulated payroll deductions of each participant will automatically be applied to the purchase of whole shares of Common Stock at the purchase price in effect for that purchase period. However, no participant may purchase more than 375 shares of Common Stock on any one purchase date.

PURCHASE PRICE

     The purchase price per share at which Common Stock will be purchased on the participant's behalf at the end of each purchase period will be equal to eighty-five percent (85%) of the lower of (i) the fair market value per share of Common
                          -----
Stock on the last business day immediately preceding the start date of that purchase period, or (ii) the fair market value per share of Common Stock on the purchase date.

VALUATION

     The fair market value per share of Common Stock on any relevant date will be the closing selling price per share on such date on the Nasdaq National Market. On October 31, 1995, the fair market value per share of Common Stock was $13.38 per share.

SPECIAL LIMITATIONS

     The 1995 Purchase Plan will impose certain limitations upon a participant's rights to acquire Common Stock, including the following limitations:

          (i) No purchase right may be granted to any individual who owns stock (including stock purchasable under any outstanding purchase rights) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates; and


          (ii) No purchase right granted to a participant may permit such individual to purchase Common Stock at a rate greater than $25,000 worth of such Common Stock (valued at the time such purchase right is granted) for each calendar year the purchase right remains outstanding at any time.

TERMINATION OF PURCHASE RIGHTS

     A participant may withdraw from a purchase period at any time, and any payroll deductions collected on his or her behalf prior to such withdrawal will automatically be applied to the purchase of Common Stock on the next semi-annual purchase date. A participant's purchase right will immediately terminate upon his or her loss of eligible employee status for any reason, and his or her payroll deductions for the purchase period in which such loss of eligibility occurs will be automatically refunded. However, the payroll deductions of a participant who dies or becomes disabled during a purchase period may alternatively, at the election of such individual or the representative of his or her estate, be applied to the purchase of Common Stock on the next semi-annual purchase date.

STOCKHOLDER RIGHTS

     No participant will have any stockholder rights with respect to the shares of Common Stock covered by his or her purchase right until the shares are actually purchased on the participant's behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

ASSIGNABILITY

     No purchase right will be assignable or transferable other than in connection with the participant's death and will be exercisable only by the participant during his or her lifetime.

ACQUISITION

     Should the Company be acquired by merger or by the sale of all or substantially all of the Company's assets or the sale of securities representing more than fifty percent (50%) of the Company's total outstanding voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such acquisition. The purchase price will be equal to eighty five percent (85%) of the lower of (i) the fair market
                                                  -----
value per share of Common Stock on the last business day immediately preceding the start date of the purchase period in which such acquisition occurs or (ii) the fair market value per share of Common Stock immediately prior to such acquisition.

AMENDMENT AND TERMINATION

     The 1995 Purchase Plan will terminate upon the earliest to occur of (i) November 30, 2005, (ii) the date on which all available shares are issued, or
(iii) the date on which all outstanding purchase rights are exercised in connection with an acquisition of the Company.

     The Board of Directors may at any time alter, suspend or discontinue the 1995 Purchase Plan. However, the Board of Directors may not, without stockholder approval, (i) materially increase the number of shares issuable under the 1995 Purchase Plan or the maximum number purchasable per participant on any one purchase date, except in connection with certain changes in the Company's capital structure; (ii) alter the purchase price formula so as to reduce the purchase price; (iii) materially increase the benefits accruing to participants; or (iv) materially modify the requirements for eligibility to participate in the 1995 Purchase Plan.

PLAN BENEFITS

     The table on the following page shows, as to each of the executive officers named in the Summary of Cash and Certain Compensation Table on page 13 and the various indicated groups, the following information with respect to transactions under the Predecessor Plan effected during the period from September 1, 1994 to August 31, 1995: (i) the number of shares of Common Stock purchased under the Predecessor Plan during that period, and (ii) the weighted average purchase price paid per share of Common Stock in connection with such purchases.

      --------------------------------------------------------------------------------------------------------------
                                 NAME                        NUMBER OF SHARES              WEIGHTED AVERAGE
                                                                PURCHASED                  PURCHASE PRICE
      --------------------------------------------------------------------------------------------------------------
          Jerry D. Caulder
          Chief Executive Officer                                  2,593                       $ 7.51
      --------------------------------------------------------------------------------------------------------------
          Andrew C. Barnes
          Executive Vice President                                 2,564                       $ 7.53
      --------------------------------------------------------------------------------------------------------------
          Carlton J. Eibl
          President, Chief Operating Officer and Secretary          ---                           ---
      --------------------------------------------------------------------------------------------------------------
          James R. Glynn
          Executive Vice President and Chief Financial Officer       505                       $ 8.17
          (resigned as of March 1995)
      --------------------------------------------------------------------------------------------------------------
          James W. Hopkins
          Vice President                                            ---                           ---
      --------------------------------------------------------------------------------------------------------------
          Albert D. Kern
          Executive Vice President (resigned as of August 1995)      289                       $ 7.12
      --------------------------------------------------------------------------------------------------------------
          Leo Kim
          Executive Vice President and Chief Technical Officer     1,515                       $ 8.17
      --------------------------------------------------------------------------------------------------------------
          All current executive officers as a group
          (5 persons)                                              6,672                       $ 7.67
      --------------------------------------------------------------------------------------------------------------
          All employees, including officers who are not
          executive officers, as a group (107 persons)            35,662                       $ 7.64
      --------------------------------------------------------------------------------------------------------------

FEDERAL INCOME TAX CONSEQUENCES

     A participant in the 1995 Purchase Plan will recognize taxable income on each purchase date equal to the amount by which the fair market value of the shares of Common Stock purchased on his or her behalf on that date exceeds the purchase price paid for those shares, and the Company will be entitled to a corresponding income tax deduction in the same dollar amount for the taxable year in which such purchase date occurs.

ACCOUNTING TREATMENT

     Under current accounting rules, the issuance of shares of Common Stock under the 1995 Purchase Plan will not result in a compensation expense chargeable against the Company's reported earnings.

STOCKHOLDER APPROVAL

     The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the 1995 Annual Meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of the 1995 Purchase Plan. Should such stockholder approval not be obtained, then the 1995 Purchase Plan will not be implemented, and no purchase rights will be granted and no stock issuances will be made under the 1995 Purchase Plan. The Predecessor Plan will, however, continue to remain in effect, and purchase rights may be granted and stock purchases may continue to be made pursuant to the provisions of the Predecessor Plan until the available reserve of Common Stock under the Predecessor Plan has been issued.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that the stockholders vote FOR the approval of the 1995 Purchase Plan. The Board believes that it is in the best interests of the Company to continue a program of stock ownership for the Company's employees in order to provide them with a meaningful opportunity to acquire a substantial proprietary interest in the Company and thereby encourage such individuals to remain in the Company's service and more closely align their interests with those of the stockholders.

                                PROPOSAL NO. 3

                           RATIFICATION OF AUTOMATIC
                              STOCK OPTION GRANT

INTRODUCTION

     Stockholders are being asked to consider and vote upon a proposal to ratify the stock option grants made to the following three non-employee members of the Board of Directors: Thomas J. Cable, David H. Rammler and A. John Speziale.
The grants were made on July 21, 1995, and each grant is for 20,000 shares with an exercise price of $8.25 per share. The affirmative vote of the shares represented and entitled to vote at the Annual Meeting, together with the affirmative vote of the required quorum, will be required to ratify such option grants.

     Pursuant to the Automatic Grant Program (the "Automatic Grant Program") for non-employee members of the Board of Directors under the 1992 Stock Option Plan and the predecessor 1983 Stock Option Plan, each individual who served as a non-employee member of the Board of Directors after January 12, 1990, was entitled to receive a one-time non-statutory stock option to purchase 20,000 shares of Common Stock.

     Directors Cable, Rammler and Speziale all were non-employee members of the Board of Directors appointed after January 18, 1990, but such Directors never received the one-time grant of 20,000 shares. Other non-employee board members serving on the Board of Directors at that time received their one-time grant of options to purchase 20,000 shares. Similar grants should have been made to Directors Cable, Rammler and Speziale. In order to rectify this oversight, on July 21, 1995, a make-up grant of an option to purchase 20,000 shares was made to each of Directors Cable, Rammler and Speziale, subject to stockholder ratification.

TERMS AND CONDITIONS

     The terms and conditions of each grant are the same as for all other option grants made under the Automatic Grant Program and may be summarized as follows:


     . The exercise price per share is equal to one hundred percent (100%) of the fair market value per share of Common Stock on the grant date.

     . Each option will have a maximum term of ten (10) years measured from the grant date and will not be transferrable other than in connection with the optionee's death.

     . Each option will become exercisable for the option shares in a series of three (3) successive equal annual installments upon the optionee's completion of each year of service as a Board member over the three (3) year period measured from the grant date.

     . The exercise price will become due upon exercise of the option and may be paid in cash or in shares of Common Stock valued at fair market value or may be paid through a same-day sale program pursuant to which the purchased shares are sold immediately and a portion of the sale proceeds are delivered to the Company in payment of the exercise price.

     . The option will remain exercisable for a six-(6) month period following the optionee's cessation of service on the Board of Directors for any reason other than death. Should the optionee die while serving as a member of the Board of Directors or within six (6) months after cessation of service on the Board of Directors, then the option will remain exercisable for a twelve (12) month period following the optionee's death and may be exercised by the personal representative of the optionee's estate or the person to whom the grant is transferred by the optionee's will or the laws of inheritance. In no event, however, may the option be exercised after the expiration date of the option term. During the applicable exercise period, the option may not be exercised for more than the number of shares (if any) for which the option is exercisable at the time of the optionee's cessation of service on the Board of Directors.

     . The option will become immediately exercisable for all the option shares in the event the Company is acquired by merger or asset sale or in the event of a hostile take-over of the Company effected through a tender offer for more than fifty percent (50%) of the Company's outstanding voting stock or one or more contested elections for membership on the Board of Directors.

     . Upon the successful completion of a hostile tender offer for securities possessing more than fifty percent (50%) of the Company's outstanding voting stock, the option, provided it has been outstanding for at least six (6) months, may be surrendered to the Company for a cash distribution per surrendered option share in an amount equal to the excess of (A) the highest price per share of Common Stock paid in such hostile tender offer over (B) the exercise price payable for such share.

FEDERAL INCOME TAX CONSEQUENCES

     Options granted under the Automatic Grant Program are non-statutory options. The Federal income tax treatment for non-statutory options is as follows:

     Non-statutory Options. Generally, no taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the option price paid for such shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     The Company is entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction in general is allowed for the taxable year of the Company in which ordinary income is recognized by the optionee in connection with the acquisition of the option shares.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that the stockholders vote FOR the ratification of a grant of a non-statutory stock option to purchase 20,000 shares of Common Stock to each of Directors Cable, Rammler, and Speziale under the Automatic Grant Program. Should the stockholders not ratify the July 21, 1995 automatic option grants, then those options will terminate without ever becoming exercisable for any of the option shares.

                                PROPOSAL NO. 4

                     RATIFICATION OF INDEPENDENT AUDITORS

     The Company is asking the stockholders to ratify the selection of Ernst & Young LLP as the Company's independent auditors for the year ending August 31, 1996. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

     In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors feels that such a change would be in the Company's and its stockholders' best interests.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as the Company's independent auditors for the year ending August 31, 1996.

                            ADDITIONAL INFORMATION

PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of September 30, 1995 for each person known to the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Stock. Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.

                                                        NUMBER OF SHARES
           BENEFICIAL OWNER                            BENEFICIALLY OWNED       PERCENT OWNED/1/
         ---------------------------------------------------------------------------------------
         The Lubrizol Corporation /2/                       7,868,008                   37.2%
             29400 Lakeland Boulovard
             Wickliffe, OH 44092

         The State of Wisconsin Investment Board            1,808,800                    8.5%
             PO Box 7842
             Madison, WI 53707

         Kubota Corporation                                 1,111,200                    5.3%
             1-3, Nihombashi-Muromachi
             3-Chome
           Chuo-Ku, Tokyo 103, Japan

        ---------------------------------------------------------------------------------------

1 Percentage of beneficial ownership is calculated pursuant to SEC Rule 13d-3(d)(1) and assumes conversion into Common Stock of 3,113 shares of Series A Preferred Stock at a conversion rate of approximately 557 shares of Common Stock for each share of Series A Preferred Stock.

2 Dr. Hill, a member of the Board of Directors, is a Senior Vice President of Lubrizol and Mr. Hopping, also a member of the Board of Directors, is Vice President and Secretary of Lubrizol.

EXECUTIVE OFFICERS

 Name                    Age        Position Held With the Company
--------------------------------------------------------------------------------------
 Andrew C. Barnes          42        Executive Vice President

 James A. Baumker          44        Vice President and Chief Financial Officer

 Jerry D. Caulder          53        Chairman, Chief Executive Officer and
                                     Director

 Carlton J. Eibl           35        President, Chief Operating Officer and
                                     Secretary

 James W. Hopkins          61        Vice President

 Leo Kim                   53        Executive Vice President and Chief
                                     Technical Officer

 Naomi D. Whitacre         47        Vice President
--------------------------------------------------------------------------------------

RESPONSIBILITIES AND BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

     Mr. Barnes, a founder of the Company, currently serves as Executive Vice President responsible for the Company's crop protection business unit, Mycogen Crop Protection, Inc., which includes the Company's biopesticide division and Soilserv, Inc. Prior to joining the Company, Mr. Barnes served as President of Zymogenetics Corporation, a genetic engineering company, and managed that company's initial growth and financing. Mr. Barnes began his career as a project and process engineer with G.D. Searle & Co. and then served as a biotechnology licensing associate for Stanford University's Office of Technology Licensing.

     Mr. Baumker joined the Company in August 1987 as Controller of the Company and currently serves as Vice President and Chief Financial Officer. From June 1995 to September 1995, Mr. Baumker served as the Company's Chief Accounting Officer. Prior to joining the Company, Mr. Baumker served as Project Manager, Latin America, for Monsanto Agricultural Company (1983-1987) and Accounting Manager, Asia Pacific, for Monsanto International (1978-1982).

     Dr. Caulder is being considered for the position of director of the Company. See "Election of Directors--Business Experience of Directors" for a discussion of Dr. Caulder's business experience.

     Mr. Eibl joined the Company in December 1992 and currently serves as President, Chief Operating Officer and Secretary, and is responsible for overseeing the Company's operations and resources. From December 1992 to September 1995, Mr. Eibl served as Executive Vice President and Secretary of the Company. Prior to joining the Company, Mr. Eibl was employed as a corporate attorney with the law firms of, respectively, Brobeck, Phleger & Harrison in San Diego from 1989 through 1992 and Paul Weiss Rifkind Wharton & Garrison in New York from 1985 through 1989.

     Mr. Hopkins joined the Company in December 1992 as part of the Company's acquisition of Agrigenetics and currently serves as Vice President responsible for the Company's seed business unit, Mycogen Plant Sciences. Prior to joining the Company, Mr. Hopkins was President - International Division of Agrigenetics which was a division of Lubrizol (1988-1992). Prior to serving in that position, Mr. Hopkins served at GroAgri Seed Company as President (1981-1988), Assistant General Manager (1976-1981), General Sales Manager (1972-1976) and District Sales Manager (1970-1972).

     Dr. Kim joined the Company in September 1986 and currently serves as Executive Vice President and Chief Technical Officer. Prior to joining the Company, Dr. Kim was employed by Shell Oil Company for 18 years in a variety of positions, including Principal Scientist involved in agricultural biotechnology, Research and Development Director-Biomedical, Research and Development Director-Interferon and Manager Biological Chemistry in Shell's Agricultural Research Center.

     Ms. Whitacre joined the Company in January of 1993 and currently serves as Vice President responsible for overseeing the Company's Human Resources department. Prior to joining the Company, Ms. Whitacre served as Assistant Vice President at Glendale Federal Bank (1990-1993), and Human Resources Manager at Wavetek Corporation (1985-1990).

EXECUTIVE COMPENSATION

     Summary of Cash and Certain Other Compensation

     The following table provides certain summary information concerning the compensation earned by the Company's Chief Executive Officer, each of the other four most highly compensated executive officers of the Company and the two most highly compensated former executive officers of the Company for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended August 31, 1993, 1994 and 1995.


                                                                               Long Term
                                             Annual Compensation           Compensation Awards
                                          -----------------------------------------------------------------------------------
                                                                                        Securities
                                                                        Restricted      Underlying         All Other
            Name and                                                      Stock          Options/        Compensation
       Principal Position       Year         Salary        Bonus       Award(s)/1/       SARs/2/
                                                            ($)           ($)             ($)               (#)
-----------------------------------------------------------------------------------------------------------------------------

Jerry Caulder/3/                1995         $ 285,000      ---       $  116,880         100,000           $  2,000/5/
Chief Executive Officer         1995           ---          ---           ---            260,000/4/           ---
                                1994         $ 285,000   $  27,594        ---             ---              $  2,000/5/
                                1993         $ 285,000      ---       $   65,000         100,000              ---
                                1993           ---          ---           ---             40,000              ---

Carlton J. Eibl/3/              1995         $ 150,000      ---       $   58,440         150,000           $  2,000/5/
President, Chief Operating      1995           ---          ---           ---             80,000/4/           ---
Officer and Secretary           1994         $ 150,000      ---           ---             ---              $  2,000/5/
                                1993         $ 112,500   $  10,000        ---             50,000              ---
                                1993           ---          ---           ---             30,000              ---

Andrew C. Barnes                1995         $ 165,000      ---       $   58,440          50,000           $  2,000/5/
Executive Vice President        1995           ---          ---           ---            160,000/4/           ---
                                1994         $ 165,000      ---           ---             ---              $  2,000/5/
                                1993         $ 165,000      ---       $   65,000          50,000              ---
                                1993           ---          ---           ---             25,000              ---

James R. Glynn                  1995         $  82,500      ---           ---            160,000/4,6/      $503,325/7/
(resigned as of March 1995      1994         $ 165,000      ---           ---             ---              $  2,000/5/
from the positions of           1993         $ 165,000   $  36,000    $   65,000/6/       50,000/6/           ---
Executive Vice President        1993           ---          ---           ---             25,000/6/           ---
and Chief Financial
Officer)

James W. Hopkins                1995         $ 136,290      ---       $   29,220          50,000           $  2,000/5/
Vice President                  1995           ---          ---           ---             30,000/4/           ---

Albert D. Kern                  1995         $ 170,287      ---       $   58,440          50,000           $181,500/8/
(resigned as of August 1995     1995           ---          ---           ---            160,000/4/           ---
from the position of            1994         $ 165,000      ---           ---             ---              $  2,000/5/
Executive Vice President)       1993         $ 165,000      ---       $   65,000          50,000              ---
                                1993           ---          ---           ---             25,000              ---

Leo Kim                         1995         $ 165,000      ---       $   58,440          50,000           $  1,430/5/
Executive Vice President        1995           ---          ---           ---            135,000/4/           ---
Chief Technical Officer         1994         $ 165,000      ---           ---             ---              $  2,000/5/
                                1993         $ 165,000      ---       $   65,000          50,000              ---
                                1993           ---          ---           ---             25,000              ---
--------------------------------------------------------------------------------------------------------------------------

/1/ Restricted Stock holdings at the end of the 1995 fiscal year were as follows:

               Name                              # of Shares    Value
               ---------------------------------------------------------
               Jerry D. Caulder                     15,000   $ 153,750
               Andrew C. Barnes                     10,000   $ 102,500
               Carlton J. Eibl                       5,000   $  51,250
               James W. Hopkins                      2,500   $  25,625
               Albert D. Kern (resigned as of       10,000   $ 102,500
               August 1995)
               Leo Kim                              10,000   $ 102,500
               ---------------------------------------------------------

     The shares of restricted stock will vest upon the named officers' completion of three (3) years of service, measured from the award date. However, in the event the Company is acquired by merger or asset sale or there is a hostile take-over of the Company by tender offer for twenty-five percent (25%) or more of the outstanding Common Stock or a proxy contest for Board membership, then each restricted stock award which has been outstanding for at least six (6) months will immediately vest in full.

/2/ Two option grants are shown in years 1995 and 1993 because the chart is based on a fiscal year beginning September 1 and ending August 31. Previously, the Company's fiscal year began January 1 and ended December 31 and options were granted only once during such period. Therefore, year 1995 includes option grants occurring in 1994 and 1995, year 1994 shows no option grants, and year 1993 includes option grants from 1992 and 1993.

/3/ Dr. Caulder was President of the Company in fiscal years 1993-1995. Mr. Eibl became President and Chief Operating Officer in September 1995.

/4/ These options were granted on December 21, 1994 pursuant to an option cancellation/regrant program for all full-time employees of the Company. Under the program, each named officer exchanged his outstanding options with exercise prices in excess of $8.50 for new options for the same number of shares with an exercise price of $8.50 per share, the fair market value of the Common Stock on the date of the new grant. Each option granted to an executive officer is immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by the Company, at the original exercise price paid per share, upon the optionee's cessation of service prior to vesting in those shares. The shares subject to each December 21, 1994 grant will vest in 36 successive equal monthly installments upon the optionee's completion of each month of service over the 36-month period measured from the date of the new grant.

/5/ These figures reflect contributions made by the Company on behalf of the named executive officer under the Company's 401(k) Plan.

/6/ These awards were extinguished upon Mr. Glynn's resignation from the Company in March 1995.

/7/ This figure represents an $825 contribution made by the Company under its 401(k) Plan, plus $502,500 as a severance payment consisting of the following granted to Mr. Glynn, who on March 1, 1995, terminated his employment with the Company: (i) $55,000 paid on March 1, 1995; (ii) $72,500 to be paid on January 1, 1997; (iii) $72,500 to be paid on July 1, 1997; and (iv) $302,500 to be paid in equal bimonthly payments of $6,875 beginning March 15, 1995.

/8/ This figure represents (i) a $2,000 contribution made by the Company under its 401(k) Plan, (ii) a $12,500 consulting fee (see "Certain Relationships and Related Transactions" for details), and (iii) $167,000 as a severance payment granted to Dr. Kern, who on August 1, 1995, resigned as an officer of the Company.

     Stock Options and Stock Appreciation Rights

     The following table contains information concerning the grant of stock options and stock appreciation rights ("SARs") under the Company's 1992 Stock Option Plan (and the Company's predecessor 1983 Stock Option Plan) to the named executive officers:

                                                                                                   Potential Realizable Value at
                                                                                                      Assumed Annual Rates of
                                                                                                   Stock Price Appreciation for
                                                     Individual Grants                                      Option Term
                       -----------------------------------------------------------------------------------------------------------
         (a)                 (b)                 (c)              (d)           (e)              (f)                (g)

                          Securities
                          Underlying          Percent of
                           Options/         Total Options/
                            SARs            SARs Granted      Exercise or
Name                      Granted/1/         to Employees    Base Price/2/   Expiration          5%/3/            10%/3/
                             (#)           in Fiscal Year    ($/Share)          Date             ($)               ($)
----------------------------------------------------------------------------------------------------------------------------------
Jerry D. Caulder          100,000/4/             3.2%           $8.25         7-21-05        $  518,838         $1,314,837
                          260,000/5/             8.4%           $8.50        12-21-04        $1,389,857         $3,522,171
Andrew C. Barnes           50,000/4/             1.6%           $8.25         7-21-05        $  259,419         $  657,419
                          160,000/5/             5.1%           $8.50        12-21-04        $  855,297         $2,167,490
Carlton J. Eibl           150,000/4/             4.8%           $8.25         7-21-05        $  778,257         $1,972,256
                           80,000/5/             2.6%           $8.50        12-21-04        $  427,648         $1,083,745
James R. Glynn            160,000/5,6/           5.1%           $8.50        12-21-04        $  855,297         $2,167,490
(resigned as of
March 1995)

James W. Hopkins           50,000/4/             1.6%           $8.25         7-21-05        $  259,419         $  657,419
                           30,000/5/             1.0%           $8.50        12-21-04        $  160,368         $  406,404
Albert D. Kern,            50,000/4/             1.6%           $8.25         7-21-05        $  259,419         $  657,419
(resigned as of           160,000/5/             5.1%           $8.50        12-21-04        $  855,297         $2,167,490
August 1995)

Leo Kim                    50,000/4/             1.6%           $8.25         7-21-05        $  259,419         $  657,419
                          135,000/5/             4.3%           $8.50        12-21-04        $  721,657         $1,828,819
----------------------------------------------------------------------------------------------------------------------------------

/1/ The Compensation Committee, as Plan Administrator, may grant two types of stock appreciation rights in connection with option grants made under the Stock Option Plan: (i) tandem rights which require the holder to elect between the exercise of the underlying option for shares of Common Stock and the surrender of such option for a distribution from the Company, payable in cash or shares of Common Stock, based upon the appreciated value of the option shares; and (ii) limited rights which provide the optionee with a 30-day period following the successful completion of a hostile tender offer for twenty-five percent (25%) or more of the outstanding Common Stock in which to surrender the option to the Company for a cash distribution equal to the excess of the tender offer price per share of the vested shares of Common Stock subject to the surrendered option over the option exercise share otherwise payable for such shares. To date the Plan Administrator has not granted any tandem stock appreciation rights to the Company's executive officers, but each of their options does include a limited stock appreciation right. The shares subject to each option will immediately vest in the event the Company is acquired by a merger or asset sale, unless the Company's repurchase rights with respect to those shares are transferred to the acquiring entity. Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee's cessation of service with the Company.

/2/ The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. If shares of Common Stock are used to pay the option price, the option holder surrenders to the Company a sufficient number of fully paid shares of

     Common Stock, valued at the fair market value on the exercise date, to fully pay the option price on the options being exercised. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state tax liability incurred in connection with such exercise. The optionee may be permitted, subject to the approval of the Plan Administrator, to apply a portion of the shares purchased under the option (or to deliver existing shares of Common Stock) in satisfaction of such tax liability. The Plan Administrator also has the authority to reprice outstanding options through the cancellation of those options and the grant of replacement options with an exercise price equal to the lower fair market value of the option shares on the regrant date.

/3/ There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed five percent (5%) and ten percent (10%) levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the executive officers.

/4/ These options were granted on July 21, 1995. Each option granted to an executive officer is immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by the Company, at the original exercise price paid per share, upon the optionee's cessation of service prior to vesting in those shares. The shares subject to each July 21, 1995 grant will vest in 36 successive equal monthly installments upon the optionee's completion of each month of service over the 36-month period measured from the date of the new grant.

/5/ These options were granted on December 21, 1994 pursuant to an option cancellation/regrant program for all full-time employees of the Company. Under the program, each named officer exchanged his outstanding options with exercise prices in excess of $8.50 for new options for the same number of shares with an exercise price of $8.50 per share, the fair market value of the Common Stock on the date of the new grant. Each option granted to an executive officer is immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by the Company, at the original exercise price paid per share, upon the optionee's cessation of service prior to vesting in those shares. The shares subject to each December 21, 1994 grant will vest in 36 successive equal monthly installments upon the optionee's completion of each month of service over the 36-month period measured from the date of the new grant.


/6/ These options were extinguished upon Mr. Glynn's resignation from the Company in March 1995.

     Option/SAR Exercises and Holdings

     The following table provides information, with respect to the named executive officers, concerning the exercise of options and/or SARs held as of the end of the 1995 fiscal year:

                                                            Number of Securities
                                                          Underlying  Unexcercised                      Value of Unexercised
                                                               Options/SARs                         In-the-Money Options/SARs at
                                                            at August 31, 1995                            August 31, 1995
                                                        --------------------------------------------------------------------------
                            Shares Acquired    Value
Name                         on Exercise      Realized        Exercisable/1/      Unexercisable      Exercisable     Unexercisable
                                 (#)            ($)                (#)                 (#)               ($)              ($)
----------------------------------------------------------------------------------------------------------------------------------
Jerry D.Caulder                  ---           $ ---             457,000               ---          $1,111,670        $ ---
Andrew C. Barnes                 ---           $ ---             287,000               ---          $  696,670        $ ---
Carlton J. Eibl                  ---           $ ---             230,000               ---          $  440,000        $ ---
James W. Hopkins                 ---           $ ---              58,333             21,667         $  114,583        $ 37,917
Albert D. Kern                   ---           $ ---             250,848               ---          $  524,948        $ ---
(resigned as of August
1995)
Leo Kim                          ---           $ ---             185,000               ---          $  336,250        $ ---
----------------------------------------------------------------------------------------------------------------------------------

/1/ The exercisable options are immediately exercisable for all of the option shares, but any shares purchased under the option will be subject to repurchase by the Company at the option exercise price. As of August 31, 1995, the number of unvested shares held by each named executive officer is as follows: Dr. Caulder 302,222; Mr. Barnes 174,444; Mr. Eibl 212,222; Mr. Hopkins 73,333; Dr. Kern 174,44; and Dr. Kim 155,000. Mr. Glynn's options are not listed as they were extinguished upon his resignation in March 1995. See "Stock Options and Stock Appreciation Rights."



     Security Ownership of Directors and Management as of September 30, 1995

     The following table provides information, as of September 30, 1995, with respect to the Directors and named executive officers, concerning the amount and nature of beneficial ownership of Common Stock, assuming conversion of all outstanding shares of Series A Preferred Stock into Common Stock.

                                                                        Amount and Nature of
     Title of Class        Name of Beneficial Owner                     Beneficial Ownership  Percent of Class +
-----------------------------------------------------------------------------------------------------------------
     Common Stock       Andrew C. Barnes                                       368,672/1/           1.7%
     Common Stock       Thomas J. Cable                                         24,999/2/            *
     Common Stock       Jerry D. Caulder                                       541,951/3/           2.5%
     Common Stock       Carlton J. Eibl                                        236,316/4/           1.1%
     Common Stock       James R. Glynn (resigned as of March 1995)               2,587               *
     Common Stock       George R. Hill                                           ---   /5/           *
     Common Stock       James W. Hopkins                                        60,833/6/            *
     Common Stock       Kenneth H. Hopping                                       ---  /7/            *
     Common Stock       Albert D. Kern (resigned as of August 1995)            271,137/8/           1.3%
     Common Stock       Leo Kim                                                209,921/9/           1.0%
     Common Stock       David H. Rammler                                       128,293/10/           *
     Common Stock       A. John Speziale                                        28,333/11/           *
     Common Stock       Directors and executive officers as a group          1,873,042/12/          8.3%
-----------------------------------------------------------------------------------------------------------------

______________________________

*    Less than one percent (1%).

+ Percentage of beneficial ownership is calculated pursuant to SEC Rule 13d-3(d)(1), and assumes conversion into Common Stock of 3,113 shares of Series A Preferred Stock at a conversion rate of approximately 557 shares of Common Stock for each share of Series A Preferred Stock.

/1/ This figure includes 81,672 shares held by the Andrew C. Barnes Family Trust and 287,000 shares of Common Stock issuable upon exercise of options held by Mr. Barnes, which are currently exercisable or will become exercisable within sixty days of September 30, 1995.

/2/ This figure includes 24,999 shares of Common Stock issuable upon exercise of options held by Mr. Cable, which are currently exercisable or will become exercisable within sixty days of September 30, 1995.

/3/ This figure includes 68,926 shares held by the Jerry D. Caulder Family Trust and 457,000 shares of Common Stock issuable upon exercise of options held by Dr. Caulder, which are currently exercisable or will become exercisable within sixty days of September 30, 1995.

/4/ This figure includes 230,000 shares of Common Stock issuable upon exercise of options held by Mr. Eibl, which are currently exercisable or will become exercisable within sixty days of September 30, 1995.

/5/ This figure does not include 14,999 shares of Common Stock issuable upon exercise of options held by Dr. Hill, which are currently exercisable or will become exercisable within sixty days of September 30, 1995, as Lubrizol has beneficial ownership of such shares. Dr. Hill assigns to Lubrizol all options received in connection with Dr. Hill's service as a member of the Company's Board of Directors. It also does not include an aggregate of 6,134,067 shares of Common Stock and 3,113 shares of Series A Preferred Stock, which are convertible into 1,733,941 shares of Common Stock, owned by Lubrizol. Dr. Hill is a Senior Vice President of Lubrizol. See "Certain Relationships and Related Transactions".

/6/ This figure includes 58,333 shares of Common Stock issuable upon exercise of options held by Mr. Hopkins, which are currently exercisable or will become exercisable within sixty days of September 30, 1995.

/7/ This figure does not include an aggregate of 6,134,067 shares of Common Stock and 3,113 shares of Series A Preferred Stock, which are convertible into 1,733,941 shares of Common Stock, owned by Lubrizol. Mr. Hopping is a Vice President and Secretary of Lubrizol. See "Certain Relationships and Related Transactions."

/8/ This figure includes 20,000 shares held by the Albert D. Kern Family Trust and 250,848 shares of Common Stock issuable upon exercise of options held by Dr. Kern, which are currently exercisable or will become exercisable within sixty days of September 30, 1995.

/9/ This figure includes 185,000 shares of Common Stock issuable upon exercise of options held by Dr. Kim, which are currently exercisable or will become exercisable within sixty days of September 30, 1995.

/10/ This figure includes 24,999 shares of Common Stock issuable upon exercise of options held by Dr. Rammler, which are currently exercisable or will become exercisable within sixty days of September 30, 1995.

/11/ This figure includes 24,999 shares of Common Stock issuable upon exercise of options held by Dr. Speziale, which are currently exercisable or will become exercisable within sixty days of September 30, 1995.

/12/ This figure excludes all shares held by entities affiliated with Dr. Hill and Mr. Hopping as described in footnotes (5) and (7) above, but includes 1,543,178 shares of Common Stock which are currently exercisable or will become exercisable within sixty days of September 30, 1995 issuable upon exercise of options held by all directors and executive officers as a group.

     Employment Contracts, Termination of Employment Agreements and Change of Control Arrangements

     In October 1995, the Company entered into Employment/Severance Agreements with the following named executive officers: Messrs. Caulder, Barnes, Eibl and Kim. The agreements provide that upon involuntary termination of the named executive officer's employment (other than for cause or in connection with a change of control of the Company) the named executive officer is entitled to (i) salary continuation payments for 24 months in the case of Dr. Caulder and Mr. Eibl and 12 months in the case of the other named executive officers at the officer's then current base salary and average bonus paid for the preceding two years, (ii) health care coverage for a three year period in the case of Dr. Caulder and Mr. Eibl and a two year period in the case of the other named executive officers and (iii) immediate vesting of restricted stock and stock options. Termination "other than for cause" means termination of employment for any reason other than for one or more alleged acts of fraud, embezzlement, misappropriation of proprietary information or any other alleged misconduct adversely affecting the business reputation of the Company in a material manner. Upon involuntary termination other than for cause after a change of control of the Company, the named executive officers are entitled to the following: (i) in the case of Dr. Caulder and Mr. Eibl, a lump-sum severance payment equal to the lesser of (A) two times Dr. Caulder's and Mr. Eibl's annual base salary plus average bonus paid for the preceding two years or (B) the excess of 2.99 times the average W-2 wages for the five calendar years preceding the change in control minus the value of any accelerated vesting of options and shares of restricted stock, (ii) in the case of the other named executive officers, a lump-sum severance payment equal to the lesser of (A) such individual's annual base salary plus average bonus paid for the preceding two years or (B) the excess of 2.99 times the average W-2 wages for the five calendar years preceding the change in control minus the value of any accelerated vesting of options and shares of restricted stock, (iii) health care coverage for a five year period in the case of Dr. Caulder and Mr. Eibl and a three year period in the case of the other named executive officers and (iv) immediate vesting of restricted stock and stock options. The agreements with Messrs. Caulder, Barnes, Eibl and Kim expire on December 31, 1998.

     Two executive officers of the Company, who had entered into Employment/Severance Agreements with the Company in February 1993, resigned in fiscal year 1995. Mr. Glynn received $502,500 as total severance with the Company and cancellation of all outstanding stock options held by him, which severance consisted of the following: (i) $55,000 paid on March 1, 1995; (ii) $72,500 to be paid on January 1, 1997; (iii) $72,500 to be paid on July 1, 1997; and (iv) $302,500 to be paid in equal bimonthly payments of $6,875 beginning March 1, 1995. Mr. Glynn also received as part of his severance with the Company medical, dental and life insurance coverage for calendar years 1995 and 1996. Dr. Kern received $167,000 as severance with the Company on August 1, 1995 and medical, dental and life insurance coverage for three (3) years following his termination.

     As indicated in footnote (1) to the table under the heading "Stock Options and Stock Appreciation Rights," the shares subject to option grants made to date under the Company's 1992 Stock Option Plan (and the Company's predecessor 1983 Stock Option Plan) will immediately vest upon a merger in which the Company is not the surviving entity, a sale of substantially all of the Company's assets in liquidation or dissolution of the Company or a reverse merger in which the Company is the surviving entity but in which fifty percent (50%) or more of the Company's outstanding voting stock is transferred to person or persons different from those who held such stock immediately prior to the merger, unless the Company's repurchase rights with respect to those shares are transferred to the successor entity.

     The Compensation Committee, as Plan Administrator of the Company's 1992 Stock Option/Stock Issuance Plan, has the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer and the other four most highly-compensated executive officers, whether granted under that plan or the predecessor 1983 plan, in the event their employment is involuntarily terminated after a Corporate Transaction or Change in Control which does not otherwise trigger the accelerated vesting of their option shares. The following definitions will be in effect for purposes of such accelerated vesting:

          Corporate Transaction: an acquisition of the Company by merger or
          ----------------------
          consolidation, by sale of substantially all of the Company's assets or by reverse merger in which the Company is the surviving entity but in which more than fifty percent (50%) of the Company's outstanding voting stock is transferred to person or persons different from those who held such stock immediately prior to the merger.

          Change in Control: (i) an acquisition by any person (other than the
          -----------------
          Company or its affiliates) of more than fifty percent (50%) of the outstanding Common Stock pursuant to a tender or exchange offer made directly to the Company's shareholders which the Board does not recommend such shareholders to accept or (ii) a change in the individuals comprising the majority of the Board effected over a period of 24 months or less through one or more proxy-contested elections for Board membership.

          Involuntary Termination: the termination of the officer's employment
          -----------------------
          with the Company, whether initiated by the officer or the Company, in connection with (A) a change in such individual's position with the Company which materially reduces his level of responsibility, (B) a reduction in his level of compensation or (C) a significant relocation of such individual's primary place of employment.

     Compensation Committee Interlocks and Insider Participation

     In the Company fiscal year 1995, Thomas J. Cable, George R. Hill and A. John Speziale served as the Company's Compensation Committee. Mr. Rammler served on the Compensation Committee since April 20, 1995 and Mr. Hopping served on the Compensation Committee since July 21, 1995. No member of the Compensation Committee was at any time during the 1995 fiscal year or at any other time an officer or employee of the Company.

     No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

     The following Compensation Committee Report on Executive Compensation, the Compensation Committee Report on 1994 Cancellation and Regrant of Options and the Performance Graph on page 25 should not be considered to be part of this proxy statement and any current or future cross references to this proxy statement in filings with the Securities and Exchange Commission under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, shall not include the Compensation Committee Report on Executive Compensation, the Compensation Committee Report on 1994 Cancellation and Regrant of Options, or the Performance Graph reproduced below.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following is the report delivered by the Compensation Committee of the Board of Directors with respect to the principal factors considered by such Committee in determining the compensation of the Company's executive officers. This report comments on the factors considered in determining compensation paid to the executive officers in fiscal year 1995 and in setting compensation for fiscal year 1996. Messrs. Cable, Hill and Speziale served as the Compensation Committee during all of 1995. Dr. Rammler served on the Compensation Committee since April 20, 1995 and Mr. Hopping served on the Compensation Committee since July 21, 1995.

     As members of the Compensation Committee of the Board of Directors, it is our duty to set the base salary of the Company's executive officers and to administer the Company's Stock Option Plan under which grants may be made to them and other key employees. In addition, we approve the individual bonus programs for the executive officers each fiscal year.


     GENERAL COMPENSATION POLICY. Our fundamental policy is to provide competitive compensation to the Company's executive officers based upon their contribution to the success of the Company in achieving its corporate objectives and enhancing stockholder value.

     This year the Company completed and presented to the Compensation Committee an extensive analysis of executive compensation pay practices within the seed and biotechnology industries. The study included a review of compensation paid to executives of 21 agricultural seed companies and over 250 biotechnology companies located in the United States. The compensation information was compiled from five independent salary surveys, including a specially designed compensation survey focused on a group of competitor companies having one or more of the following attributes: related industry, similar revenue size, technology orientation and comparable employee headcount. Six of the Company's competitors identified in the "Performance Graph" included in this proxy statement - Biosys, Calgene, Crop Genetics International Corporation, DNA Plant Technology Corporation, Ecogen, Inc., and Ecoscience Corporation - were represented in this survey. The Compensation Committee supported the methodology used in the study, namely evaluating compensation for executives in relation to competitor organizations and developing a weighted market average for each of the executives. The Compensation Committee will use this information to make changes to the total cash compensation program to be determined when the Company becomes profitable.

     It is our objective to have a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon his or her own level of performance. Accordingly, each executive officer's compensation package is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry, (ii) annual variable performance awards, if awarded, are payable in cash and tied to the achievement by the Company of its corporate objectives, and (iii) long-term stock-based incentive awards that strengthen mutual interests between the executive officers and the Company's stockholders. As an officer's level of responsibility increases, it is our intent to have a greater portion of his or her total compensation be dependent upon Company performance and stock price appreciation rather than base salary.

     The total cash compensation paid to the Company's executive officers in fiscal year 1995 placed approximately in the 40th percentile of executive compensation paid to executive officers in companies included in the analysis described above. Long-term incentive compensation (stock options and restricted stock) awarded to the Company's executive officers in fiscal year 1995 placed approximately in the 60th percentile. Base salary for the Company's executive officers for fiscal year 1995 was generally in the 45th to 55th percentile range.

     FACTORS. Executive compensation is based primarily on the Company's achievement of corporate objectives established at the start of the fiscal year. For fiscal year 1995, the corporate objectives were to achieve profitability in 1995, to position the Company for continued future profitability and to continue the Company's growth in terms of technological and product developments, market acceptance of the Company's products, sales and earnings per share growth and broadened participation in the crop protection and seed industries through strategic transactions. These same corporate objectives remain in place for fiscal year 1996. In the future, we may in our discretion apply entirely different factors, particularly different measures of corporate growth and financial performance, in setting executive compensation, but all compensation decisions will be designed to further the general compensation policy indicated above.

 .    BASE SALARY.  The base salary for each executive officer is set on the basis of the level of responsibility of the executive officers and the salary levels in effect for comparable positions with the Company's principal competitors. Under the incentive program described below, officers' salaries were frozen at the 1993 levels through the end of fiscal year 1995. Base salary for the Company's officers for fiscal year 1995 generally placed in the 45th - 55th percentile range of executive compensation of competitor companies.

 .    ANNUAL INCENTIVE COMPENSATION PROGRAM.  In July 1993, the Company
     implemented an incentive program tied to profitability of the Company as measured by net income applicable to common shares. The incentive program applied to the executive officers and certain other key employees and was comprised of a stock option component and a cash component. Under the incentive program in place for fiscal year 1995, cash bonuses could have been awarded only if the Company achieved greater than $6 million of profits in fiscal year 1995. No cash bonuses were awarded under the incentive program with respect to fiscal year 1995 because the Company was not profitable in fiscal year 1995. Under the incentive program in place for fiscal year 1996, cash bonuses may be awarded to executive officers only if the Company achieves profitability in fiscal year 1996.

 .    LONG-TERM INCENTIVE COMPENSATION.  On December 21, 1994, the Compensation
     Committee approved the grant of new options ("New Options") to all current full-time employees of the Company who held options granted after December 1, 1989 ("Old Options") as an exchange of New Options for an equal number of Old Options. The New Options have an exercise price per share equal to $8.50, the closing price per share as reported by the Nasdaq National Market System as of the close of business on the date of grant. Each New Option vests in successive equal monthly installments over a 36-month period measured from December 21, 1994 and has a maximum term of ten (10) years from the grant date. On July 21, 1995, in accordance with the belief that long-term incentive awards are designed to align the interest of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business, the Compensation Committee approved additional stock option grants for each executive. The Committee also determined that future long-term incentives for the executive officers would consist of stock option grants and would no longer include shares of restricted stock. Awards of shares of restricted stock in the foreseeable future will be made only to employees who are not executive officers.

     Each stock option grant allows the officer to acquire shares of the Company's common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). Accordingly, the option will provide a return to the executive officer only if the market price of the shares appreciates over the option term. The awards provide the officers with a significant incentive to manage the Company from the perspective of an owner with an interest in the appreciation of the market prices of the shares.

     CEO COMPENSATION. In setting the compensation payable to the Company's Chief Executive Officer, Dr. Caulder, we have sought to be competitive with other companies in the industry, while at the same time tying a significant percentage of such compensation to Company performance and stock price appreciation. The Company's Chief Executive Officer total cash compensation was analyzed as part of the extensive study presented to the Compensation Committee cited above and places approximately in the 40th percentile of chief executive compensation of competitor companies. Base salary for the Company's Chief Executive Officer for fiscal year 1995 was in the 50th - 60th percentile range.

     With respect to Dr. Caulder's base salary, it is our intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors. Pursuant to the incentive program implemented in July 1993, Dr. Caulder's base salary was frozen through fiscal year 1995 at the 1993 level. Dr. Caulder's base salary has not been increased for fiscal year 1996. Also as part of the incentive program, Dr. Caulder was entitled to a bonus in fiscal year 1995 only if Company profits in fiscal year 1995 exceeded $6 million. No bonus was awarded in 1995 to Dr. Caulder.

     The option grant made to him during the 1995 fiscal year was intended to place a significant portion of his total compensation for the year at risk, since the options will have no value unless there is appreciation in the value of the Company's common stock over the option term. As indicated, it is our objective to have an increasing percentage of Dr. Caulder's total compensation each year tied to the attainment of the Company's corporate objectives and stock price appreciation on his option shares.

     COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M).  As a result of
Section 162(m) of the Internal Revenue Code, which was enacted into law in 1993, the Company may not take a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one year. This limitation became effective for each fiscal year of the Company beginning after December 31, 1993 and applies to all compensation paid to the covered executive officers which is not considered to be performance-based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. Prior to the end of the transition period for the applicability of the Section 162(m) limitation to outstanding options under the Company's Stock Option Plan, the Company expects to obtain stockholder approval of certain plan amendments which will assure that any compensation deemed paid in connection with the exercise of such options will qualify as performance-based compensation.

     Compensation to be paid to the Company's executive officers for the 1996 fiscal year is not expected to exceed the $1 million limit per officer. Accordingly, until final Treasury regulations are issued with respect to the new $1 million limitation, any decision on whether or not to restructure one or more components of the compensation paid to the executive officers so as to qualify those components as performance-based compensation that will not be subject to the $1 million limitation will be deferred.

                                                          Compensation Committee


                                                                 Thomas J. Cable
                                                                  George R. Hill
                                                              Kenneth H. Hopping
                                                                David H. Rammler
                                                                A. John Speziale

COMPENSATION COMMITTEE REPORT ON 1994 CANCELLATION AND REGRANT OF OPTIONS

     During the 1995 fiscal year, the Compensation Committee felt that circumstances had made it necessary for the Company to implement an option cancellation/regrant program pursuant to which outstanding options held by the Company's executive officers and other employees under the Option Plan were cancelled, and new options for the same number of shares were granted with a lower exercise price per share equal to the market price of the Company's Common Stock on the regrant date.

     The Compensation Committee determined that this program was necessary because equity incentives are a significant component of the total compensation package of each Company employee and play a substantial role in the Company's ability to retain the services of individuals essential to the Company's long-term financial success. Prior to the implementation of the program, the market price of the Company's Common Stock had fallen as a result of market factors which affected stock prices throughout the industry and which did not necessarily reflect the market's particular assessment of the Company's progress in product development and marketing. The Compensation Committee felt that the Company's ability to retain key employees would be significantly impaired, unless value was restored to their options in the form of regranted options at the current market price of the Company's Common Stock. Automatic option grants to the non-employee directors were not eligible for participation in the cancellation regrant program.

     Accordingly, on December 21, 1994, the Compensation Committee approved the cancellation and regrant of all outstanding options with an exercise price in excess of $8.50 per share granted after December 1, 1989 and held by current full-time employees. Each optionee holding such an option had the opportunity to elect to retain his or her old options or accept a new option with an exercise price of $8.50 per share, the market price of the Common Stock on that date, and to cancel his or her higher-priced option. Each regranted option covered the same number of shares subject to the higher-priced option at the time of cancellation and will become exercisable in a series of thirty-six (36) successive equal monthly installments as the optionee continues in the Company's service after the December 21, 1994 grant date.

     With the new vesting schedule, the Compensation Committee believes that the program strikes an appropriate balance between the interests of the option holders and those of the stockholders. The lower exercise prices in effect under the regranted options make those options valuable once again to the executive officers and key employees critical to the Company's financial performance. However, those individuals will enjoy the benefits of the regranted options only if they in fact remain in the Company's employ and contribute to the Company's financial success.

                                                          Compensation Committee


                                                                 Thomas J. Cable
                                                                  George R. Hill
                                                              Kenneth H. Hopping
                                                                David H. Rammler
                                                                A. John Speziale

TEN-YEAR INFORMATION REGARDING REPRICING, REPLACEMENT OF CANCELLATION AND REGRANT OF OPTIONS

     As discussed in the Compensation Committee Report on Executive Compensation, the Company implemented an option cancellation/regrant program for executive officers and all other employees holding stock options with an exercise price per share in excess of the market price of the Company's Common Stock at the time the cancellation/regrant occurred. For all employees, including the Company's executive officers, the cancellation/regrant was effected on December 21, 1994 and each option held by those employees with an exercise price in excess of $8.50, at such employees' option, was cancelled in exchange for a new option for the same number of shares with an exercise price of $8.50 per share.

     The table on the following page sets forth (i) information with respect to each of the Company's executive officers concerning his participation in the option cancellation/regrant program which was effected on December 21, 1994 and
(ii) information with respect to all former or current executive officers of the Company concerning their participation in other option repricing programs implemented by the Company during the last ten (10) fiscal years.

                                                                Market Price                                    Length of
                                                  Number of     of Stock at      Exercise                       Original
                                                 Securities       Time of        Price at                      Option Term
                                                 Underlying      Repricing       Time of           New         Remaining at
                                                Options/SARs        or         Repricing or      Exercise        Date of
Name and                                         Repriced or     Amendment       Amendment        Price        Repricing or
Principal Position                    Date         Amended          ($)            ($)             ($)          Amendment/1/
----------------------------------------------------------------------------------------------------------------------------
Jerry D. Caulder/2/                 12-21-94       40,000          $8.50          $9.99           $8.50            5.0
Chief Executive Officer             12-21-94       25,000          $8.50         $10.20           $8.50            5.9
                                    12-21-94       40,000          $8.50         $15.75           $8.50            6.8
                                    12-21-94       15,000          $8.50         $15.25           $8.50            7.1
                                    12-21-94       40,000          $8.50         $13.00           $8.50            7.8
                                    12-21-94      100,000          $8.50         $11.25           $8.50            8.6

Carlton J. Eibl/2/                  12-21-94       30,000          $8.50         $12.25           $8.50            8.0
President, Chief Operating          12-21-94       50,000          $8.50         $11.25           $8.50            8.6
Officer and Secretary

Andrew C. Barnes                    12-21-94       25,000          $8.50          $9.99           $8.50            5.0
Executive Vice President            12-21-94       20,000          $8.50         $10.20           $8.50            5.9
                                    12-21-94       30,000          $8.50         $15.75           $8.50            6.8
                                    12-21-94       10,000          $8.50         $15.25           $8.50            7.1
                                    12-21-94       25,000          $8.50         $13.00           $8.50            7.8
                                    12-21-94       50,000          $8.50         $11.25           $8.50            8.6

James R. Glynn                      12-21-94       25,000/3/       $8.50          $9.99           $8.50            5.0
(resigned as of March 1995          12-21-94       20,000/3/       $8.50         $10.20           $8.50            5.9
from the positions of               12-21-94       30,000/3/       $8.50         $15.75           $8.50            6.8
Executive Vice President and        12-21-94       10,000/3/       $8.50         $15.25           $8.50            7.1
Chief Financial Officer)            12-21-94       25,000/3/       $8.50         $13.00           $8.50            7.8
                                    12-21-94       50,000/3/       $8.50         $11.25           $8.50            8.6

James W. Hopkins                    12-21-94       10,000          $8.50         $12.25           $8.50            8.0
                                    12-21-94       20,000          $8.50         $11.25           $8.50            8.6

Albert D. Kern                      12-21-94       25,000          $8.50          $9.99           $8.50            5.0
(resigned as of August 1995         12-21-94       20,000          $8.50         $10.20           $8.50            5.9
from the position of                12-21-94       30,000          $8.50         $15.75           $8.50            6.8
Executive Vice President)           12-21-94       10,000          $8.50         $15.25           $8.50            7.1
                                    12-21-94       25,000          $8.50         $13.00           $8.50            7.8
                                    12-21-94       50,000          $8.50         $11.25           $8.50            8.6

Leo Kim                             12-21-94       20,000          $8.50         $10.20           $8.50            5.9
Executive Vice President,           12-21-94       30,000          $8.50         $15.75           $8.50            6.8
Chief Technical Officer             12-21-94       10,000          $8.50         $15.25           $8.50            7.1
                                    12-21-94       25,000          $8.50         $13.00           $8.50            7.8
                                    12-21-94       50,000          $8.50         $11.25           $8.50            8.6

----------------------------------------------------------------------------------------------------------------------------

1   Length of time remaining is set forth in years.
2 Dr. Caulder was President of the Company in fiscal years 1993-1995. Mr. Eibl became President and Chief Operating Officer in September 1995.
3 These awards were extinguished upon Mr. Glynn's resignation from the Company in March 1995.

PERFORMANCE GRAPH

     The following graph compares total stockholder returns of the Company over the last five fiscal years to the weighted average return of stocks of companies included in the Nasdaq NMS Index and in a peer group index of companies identified by the Company. The total return for each of the Company's Common Stock, the Nasdaq NMS Index and the selected peer group index assumes the reinvestment of dividends, although dividends have not been declared on the Company's Common Stock and is based on the returns of the component companies weighted according to their market capitalizations as of the end of each monthly period for which returns are indicated. The Nasdaq NMS Index tracks the aggregate price performance of equity securities of companies traded on the Nasdaq National Market System ("NMS"). The Company's Common Stock is traded on the NMS. The selected peer group index consists of the following agricultural biotechnology companies, which are the only agricultural, crop-protection biotechnology companies known to the Company to have their shares traded on NMS:
Agridyne Technologies, Inc.; Calgene, Inc.; DeKalb Genetics Corporation-CL B; Ecogen Inc.; Ringer Corporation; Biosys; Crop Genetics International Corporation; DNA Plant Technology Corporation; and Ecoscience Corporation. The stockholder return shown on the graph below is not necessarily indicative of future performance and the Company will not make or endorse any predictions as to future stockholder returns.


            COMPARISON OF FIVE-YEAR CUMULATIVE RETURN AMONG MYCOGEN
                   NASDAQ NMS INDEX AND SELECTED PEER GROUP

               Mycogen      Nasdaq     Peer                   Mycogen      Nasdaq     Peer
     Date    Corporation     NMS      Index         Date    Corporation     NMS      Index
---------------------------------------------  ---------------------------------------------
   8/31/90           100        100      100      3/31/93            96        189      120
   9/28/90            80         91       89      4/30/93            98        181      120
  10/31/90            94         87       80      5/28/93            98        192      129
  11/30/90           112         95       84      6/30/93           104        193      135
  12/31/90           114         99       88      7/30/93           100        193      117
   1/31/91           135        110      103      8/31/93           104        203      118
   2/28/91           112        121      110      9/30/93           100        209      129
   3/28/91           102        129      129     10/29/93            88        214      145
   4/30/91           104        130      127     11/30/93            80        207      129
   5/31/91            96        136      143     12/31/93            80        213      121
   6/28/91           116        128      131      1/31/94            91        220      130
   7/31/91           106        135      128      2/28/94            86        218      129
   8/30/91           104        142      136      3/31/94            73        204      117
   9/30/91           118        142      153      4/29/94            88        202      106
  10/31/91           124        147      150      5/31/94            82        202      123
  11/29/91           105        142      135      6/30/94            84        195      111
  12/31/91           119        160      146      7/29/94            78        199      101
   1/31/92           122        169      177      8/31/94            82        211      105
   2/28/92           110        173      174      9/30/94            78        211       91
   3/31/92           121        165      155     10/31/94            78        215       83
   4/30/92           116        157      141     11/30/94            78        208       73
   5/29/92           114        160      154     12/30/94            66        208       70
   6/30/92           114        153      130      1/31/95            89        210       69
   7/31/92           106        159      136      2/28/95            73        221       72
   8/31/92           104        154      123      3/31/95            76        227       69
   9/30/92           102        160      125      4/28/95            73        234       69
  10/30/92           100        166      128      5/31/95            66        240       64
  11/30/92           100        179      147      6/30/95            65        260       70
  12/31/92           110        186      157      7/31/95            68        278       67
   1/29/93           118        191      144      8/31/95            80        284       66
   2/26/93           104        184      129

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On December 1, 1992, the Company and Lubrizol consummated a series of transactions that resulted in: (i) the formation and capitalization of Agrigenetics, L.P., a Delaware Limited Partnership doing business as Mycogen Plant Sciences ("Mycogen Plant Sciences"), owned directly and indirectly fifty-one percent (51%) by the Company and forty-nine percent (49%) by Lubrizol, with the assets, rights and related items required to permit Agrigenetics, L.P. to succeed to, own and operate the business of Agrigenetics Company, the former agricultural seed and plant science division of Lubrizol; and (ii) the issuance and sale to Lubrizol of 2,294,590 shares of Mycogen Common Stock and 3,940 shares of Mycogen Series A Preferred Stock. Dr. Hill, a member of the Board of Directors, is a Senior Vice President of Lubrizol, and Mr. Hopping, also a member of the Board of Directors, is Vice President and Secretary of Lubrizol.

     On December 31, 1993, Mycogen Plant Sciences was reorganized from a limited partnership to a corporation and the Company acquired an additional twenty-nine point fifty-four percent (29.54%) interest in Mycogen Plant Sciences from Lubrizol for $7 million in cash and 2 million shares of Mycogen Common Stock. Mycogen Plant Sciences currently is owned eighty point fifty-four percent (80.54%) by the Company and nineteen point forty-six percent (19.46%) by Lubrizol.

     Mycogen Plant Sciences is the seventh largest seed company in the United States. It produces and markets planting seeds for corn, soybean, sunflower, sorghum and alfalfa crops to farmers, principally in the northern and midwestern regions of the United States and certain foreign countries. Mycogen Plant Sciences also conducts advanced biotechnology research and development of plants and carries out ongoing plant breeding programs for its principal crops.

     The Company has granted to Mycogen Plant Sciences a perpetual, world-wide and royalty-free license to all of the Company's technology for use by Mycogen Plant Sciences solely for the purpose of developing and commercializing plants, planting seeds and plant by-products (other than pesticides, herbicides, fungicides and human and animal pharmaceuticals). In exchange, Mycogen Plant Sciences granted to the Company an exclusive, perpetual, and world-wide and royalty-free license to all of Mycogen Plant Sciences' technology, except certain technology rights granted exclusively to Lubrizol with respect to specialty oils, for use by the Company to develop and commercialize pesticides and human and animal pharmaceuticals. The principal purpose of this arrangement is to consolidate into Mycogen Plant Sciences the application of all technology related to the development and commercialization of transgenic plants and to consolidate into Mycogen the application of all technology related to the development and commercialization of pesticides and potential animal and human pharmaceuticals.

     Under a related agreement as amended, Lubrizol has agreed to provide Mycogen Plant Sciences with funding from the beginning of 1993 through 1998 for research and development projects related to planting seeds that yield plants capable of producing special oils with certain desired characteristics. Lubrizol is obligated to provide a minimum of $4.6 million of funding through 1998. In exchange, Mycogen Plant Sciences has granted to Lubrizol an exclusive, perpetual, world-wide and royalty-free license to planting seeds developed or acquired by Mycogen Plant Sciences that yield plants capable of producing certain special oils. Under commercial contracts between a subsidiary of Lubrizol and Mycogen Plant Sciences, Mycogen Plant Sciences is the exclusive supplier of such planting seeds and will manage the production of crops from such seeds.

     With respect to their ownership interest in Mycogen Plant Sciences, the Company and Lubrizol have agreed to the following: (i) the Company and Lubrizol each has the first opportunity to acquire the selling party's interest in Mycogen Plant Sciences; (ii) if the Company decides to sell any of its interest in Mycogen Plant Sciences, Lubrizol has certain rights to sell all or any portion of its interest in Mycogen Plant Sciences in the same transaction; (iii) the Company will purchase Lubrizol's remaining interest in Mycogen Plant Sciences over time for additional shares of Mycogen Common Stock or, after November 2000, for cash; and (iv) Lubrizol will not acquire additional shares of Mycogen Common Stock (other than shares of common stock that it currently holds or shares that are issuable in connection with the Company's purchase of Lubrizol's remaining interest in Mycogen Plant Sciences or upon conversion of Mycogen Series A Preferred Stock) except under certain limited circumstances.

     On December 1, 1993, the Company redeemed $10 million of Mycogen Series A Preferred Stock from Lubrizol in accordance with the terms of such stock. The remaining shares of Mycogen Series A Preferred Stock are not subject to mandatory redemption.

     Effective December 31, 1993, Lubrizol surrendered to Mycogen 300 shares of Mycogen Series A Preferred Stock in satisfaction of certain indemnification obligations related to the Mycogen Plant Sciences transactions consummated between the parties on December 1, 1992.

     In August 1995, the Company entered into a three (3) year Consulting Agreement with Dr. Kern, whereas Dr. Kern will provide the Company with his expertise and knowledge of herbicide technologies, herbicide markets and international pesticide markets. For such consulting services, Dr. Kern will be compensated at a rate of $150,000 per year, payable in equal bimonthly installments. During the 1995 fiscal year, Dr. Kern received $12,500 in compensation for his consulting services.

                STOCKHOLDER PROPOSALS FOR 1996 PROXY STATEMENT

     Stockholder proposals that are intended to be presented at the Company's annual meeting of stockholders to be held in 1996 must be received by the Company no later than July 18, 1996 in order to be included in the proxy statement and related proxy materials.

                                   FORM 10-K

     THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and Nasdaq. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, the Company believes that, during the period from September 1, 1994 to August 31, 1995, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent (10%) beneficial owners were satisfied.

                                OTHER BUSINESS

     The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.


Dated: November 15, 1995            By Order of the Board of Directors

                                    /s/ Carlton J. Eibl

                                    CARLTON J. EIBL as Secretary

                              MYCOGEN CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY

      The undersigned hereby appoints Carlton J. Eibl, the Secretary of the Company, as proxy, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Mycogen Corporation to be held on Thursday, December 14, 1995, or at any adjournment(s) thereof, as specified on the reverse side, and to vote in his discretion on such other business as may properly come before the Meeting and any adjournment(s) thereof.



                                                               -------------
                    (Please sign and date on reverse side)      SEE REVERSE
                                                                    SIDE
                                                               -------------

    PLEASE MARK
[X] VOTES AS IN
    THIS EXAMPLE.
UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BELOW, BUT IF NO CONTRARY DIRECTION IS MADE, IT WILL BE VOTED FOR THE DIRECTOR NOMINEES LISTED BELOW, AND BY THE PROXYHOLDER AT HIS DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE MEETING OR ANY ADJOURNMENT(S) THEREOF.

                                                                                                             FOR    AGAINST  ABSTAIN
1. Election of Directors:                                    2. To approve the implementation of the 1995    [_]      [_]      [_]
                                                                Employee Stock Purchase Plan, pursuant to
NOMINEES: Thomas J. Cable, Jerry D. Caulder, George R. Hill,    which 250,000 shares of Common Stock will
Kenneth H. Hopping, David H. Rammler and A. John Speziale.      be reserved for issuance.
              FOR          WITHHELD
              [_]             [_]         MARK HERE    [_]   3. To ratify the non-statutory stock option
                                         IF YOU PLAN            grants for 20,000 shares of Common Stock     [_]      [_]      [_]
                                          TO ATTEND             made under the Company's Automatic Grant
                                         THE MEETING            Program to each of three non-employee
                                                                Board members

                                          MARK HERE    [_]   4. To ratify the appointment of Ernst & Young
                                          FOR ADDRESS            LLP as the Company's independent auditors   [_]      [_]      [_]
                                         CHANGE AND             for the fiscal year ending August 31, 1996.
[_]    _________________________________ NOTE BELOW
  For all nominees except as noted above
                                                             5. The undersigned confers upon the proxy hereby appointed discretion to transact any other business which may properly come before the
                                                                Meeting or any adjournment(s) thereof.

                                                          Please sign exactly as name appears on your stock certificate. If signing as attorney, executor, administrator, trustee, or guardian, please give full title as such, and if signing for an organization, give your title.
                                                          When shares are in the names of more than one person, each should sign.

                                                          Signature: _____________________________________________Date _____________

                                                          Signature: _____________________________________________Date _____________